Exhibit 10.3
RULE 408 SETTLEMENT COMMUNICATION
COMPROMISE SETTLEMENT AGREEMENT AND RELEASE
1. PARTIES.
     This Compromise Settlement Agreement and Release (“Agreement”) is executed and entered into effective this 12th day of July, 2003 (the “Effective Date”), by and between:
          (a) Mobility Electronics, Inc. (“Mobility”);
          (b) Targus Group International, Inc. (“Targus”);
          (c) Comarco, Inc.;
          (d) Comarco Wireless Technologies, Inc. (Comarco, Inc. and Comarco Wireless Technologies, Inc. are collectively referred to as “Comarco”);
          (e) Xtend Micro Products, Inc. (“Xtend”);
          (f) iGo Corporation;
          (g) iGo Direct Corporation (iGo Corporation and iGo Direct Corporation are collectively referred to as “iGo”); and
          (h) Hipro Electronics Company, Ltd. (“Hipro”).
2. RECITALS.
     2.1 Mobility is in the business of designing, manufacturing, marketing and selling products for the computer industry, and in particular products that allow the operation of portable and handheld computers and other mobile devices such as the recently launched “Juice” product.
     2.2 Comarco is in the business of designing, manufacturing, marketing and selling products for the computer and wireless industry, including power adapters and programming tips therefore, sold under the ChargeSource® brand name. Targus purchases from Comarco, and thereafter sells and distributes, the ChargeSource® products.
     2.3 Mobility has filed a Complaint for patent infringement and for declaratory judgment against Comarco and Targus in Cause No. Civ-01-1489-PHX-MHM in the United States District Court for the District of Arizona. Comarco and Targus have filed an Answer to the Complaint denying any liability to Mobility.
     2.4 Comarco has filed a Complaint for patent infringement against Xtend and iGo now pending in Cause No. Civ-02-2201 in the United States District Court for the District of Arizona. Xtend and iGo have filed an Answer to the Complaint denying any liability to Comarco.
     2.5 Comarco has filed a Complaint for Patent Infringement and false marking against Mobility, Hipro and iGo in Cause No. Civ-03-202-PHX-MHM in the United States District Court for the District of Arizona. Mobility, Hipro and iGo have filed an Answer to the Complaint denying any liability to Comarco.
     2.6 The foregoing lawsuits shall be collectively referred to herein as the “Litigation.”
     2.7 Comarco is the owner of:

          (a) U.S. Patent No. 6,172,884 entitled “Small Form Factor Power Supply for Powering Electronics Appliances,” issued January 9, 2001 (the “884 Patent”);
          (b) U.S. Patent No. 6,091,611 entitled “Connectors Adapted for Controlling a Small Form Factor Supply,” issued July 18, 2001 (the “611 Patent”);
          (c) U.S. Patent No. 5,838,554 entitled “Small Form Factor Power Supply for Powering Electronics Appliances,” issued November 17, 1998 (the “554 Patent”);
          (d) U.S. Patent Application No. 10/277,116 filed October 21, 2002, published as Patent Application Pub. No. US 2003/0042881 A1 on March 6, 2003, and entitled “Programmable Power Supply” (the “116 Application”);
          (e) Any foreign national patents that issue from PCT Application No. WO2001US10660 filed April 2, 2001, published on October 11, 2001 as Publication No. WO20011760512, (the “PCT Application”); and
          (f) EPO Application No. 01926559.4, Publication No. 1273093 (the “EPO Application”) (the 884 Patent, the 611 Patent, the 554 Patent, the 116 Application, the PCT Application and the EPO Application are collectively referred to as the “Comarco Patents”).
     2.8 Mobility is the owner of:
          (a) U.S. Patent No. 5,347,211 entitled “Selectable Output Power Converter,” issued September 13, 1994 (the “211 Patent”);
          (b) U.S. Patent No. 6,433,274 entitled “Power Converter Device,” issued August 13, 2002 (the “274 Patent”);
          (c) U.S. Patent Application No. 10/159,910 filed May 31, 2002, published as Patent Application Publication Pub. No. US 2003/0081439 A1 on May 1, 2003, and entitled “Dual Input AC/DC/Battery Operated Power Supply” (the “910 Application”);
          (d) U.S. Patent Application No. 10/005,961 filed December 3, 2001, published as Patent Application Publication Pub. No. US 2003/0103366 A1 on June 5, 2003, and entitled “Dual Input AC/DC to Programmable DC Output Converter” (the “961 Application”); and
          (e) U.S. Patent Application No. 10/225,933 filed August 22, 2002, published as Patent Application Publication Pub. No. US 2003/0080263 A1 on May 1, 2003, and entitled “Dual Input AC and DC Power Supply Having a Programmable DC Output Utilizing Single-Loop Optical Feedback” (the “933 Application”) (the 211 Patent, the 274 Patent, the 910 Application, the 961 Application, and the 933 Application are collectively referred to as the “Mobility Patents”).
     2.9 While denying liability and acting solely for the purposes of compromising and settling the Litigation, and in order to avoid the risk, cost, and burden of litigation and participation therein, the Parties desire to compromise, settle and release claims against one another to the extent provided for herein.
3. CONSIDERATION.
     In consideration for the Parties’ agreement to release each other, as set forth herein, and the other promises contained herein, the Parties agree as follows:
     3.1 Comarco hereby grants to Mobility a non-exclusive, perpetual, royalty-free, worldwide license (without the right to sublicense) to make, have made, to offer to sell and sell (and to have offered for sale and have sold) to import (and have imported) to distribute (and have distributed) and to use any product which would, without this license, infringe or contribute to or induce the infringement of any claim of the following patents, either literally or under the doctrine of equivalents: (a) the Comarco Patents; (b) all continuations, continuations-in-part, continued prosecution, request for continued examination, divisional, reexamination and reissue applications of and patents issuing from the Comarco Patents and from the applications that issued as the Comarco Patents; (c) all patents and patent applications claiming priority from, or from which priority is claimed by, the Comarco Patents and/or that which is described in (b) above; (d) any foreign counterparts or equivalents to any of the foregoing; and (e) any other current and future patents having claims reciting, but only as to the specific claims that recite, either directly or by virtue of claim dependency, at least one of the following (i) the combining of AC to DC and DC to DC power conversion in a single power adapter, and/or (ii) programming of a power adapter using circuitry (including without limitation one or more resistors) in a connector of any type (including without limitation a tip), detachable from a cable coupled to the power adapter, and/or (iii) substantially simultaneous charging of at least two devices with a single power adapter (all the foregoing are collectively referred to as “Licensed Comarco Patents”). Notwithstanding the foregoing, the term “Licensed Comarco Patents” does not include, and Comarco does not grant any license under this Section 3.1 as to, any patent claims reciting a small form factor power supply or adapter that utilizes planer magnetics integrated into a circuit board. The licenses granted in this Section 3.1 shall run with title to each of the Licensed Comarco Patents, and shall bind any assignee or other person to whom any such Licensed Comarco Patents or any interest therein may be conveyed.
     3.2 Mobility hereby grants to Comarco a non-exclusive, perpetual, royalty-free, worldwide license (without the right to sublicense) to make, have made, to offer to sell and sell (and to have offered for sale and have sold) to import (and have imported) to distribute (and have distributed) and to use any product which would, without this license, infringe or contribute to or induce the infringement of any claim of the following patents, either literally or under the doctrine of equivalents: (a) the Mobility Patents; (b) all continuations, continuations-in-part, continued prosecution, request for continued examination, divisional, reexamination and reissue applications of and patents issuing from the Mobility Patents and from the applications that issued as the Mobility Patents; (c) all patents and patent applications claiming priority from, or from which priority is claimed by, the Mobility Patents and/or that which is described in (b) above; (d) any foreign counterparts or equivalents to any of the foregoing; and (e) any other current and future patents having claims reciting, but only as to the specific claims that recite, either directly or by virtue of claim dependency, at least one of the following (i) the combining of AC to DC and DC to DC power conversion in a single power adapter, and/or (ii) programming of a power adapter using circuitry (including without limitation one or more resistors) in a connector of any type (including without limitation a tip), detachable from a cable coupled to the power adapter, and/or (iii) substantially simultaneous charging of at least two devices with a single power adapter (all the foregoing are collectively referred to as “Licensed Mobility Patents”). Notwithstanding the foregoing, the term “Licensed Mobility Patents” does not include, and Mobility does not grant any license under this Section 3.2 as to, any patent claims contained in the 274 Patent other than patent claims 6, 9 and 13. The licenses granted in this Section 3.2 shall run with title to each of the Licensed Mobility Patents, and shall bind any assignee or other person to whom any such Licensed Mobility Patents or any interest therein may be conveyed.
     3.3 The Parties agree they will not challenge, or cause or encourage any third party to challenge, or assist or aid or abet any third party in challenging, the validity or enforceability of any of the currently issued Comarco Patents or Mobility Patents, in any action or proceeding, including without limitation proceedings in any court or before any patent office.
     3.4 The Parties each agree that it will not seek its court costs, attorneys’ fees or expenses incurred in or relating to the Litigation from any other Party. All Parties agree that no Party shall be liable to any other Party for the payment of any sum of money relating to the Litigation for any reason.
     3.5 Comarco and Mobility agree to each issue separately a mutually agreed upon press release announcing the settlement of the Litigation. Comarco and Mobility will use their respective commercially reasonable best efforts to reach agreement on the press release by close of business on Monday, July 14, 2003. Other than the issued agreed press release, the Parties agree to keep the terms of and all copies of this settlement confidential and to not disclose same to any third person or party, except: (a) with the prior written consent of all other Parties, provided however in such a case Mobility shall be entitled to provide consent for itself and Xtend and iGo; or (b) to any governmental body or judicial entity having jurisdiction and calling therefor; or (c) in response to a discovery request or subpoena in a litigation; or (d) as otherwise may be required by law and the rules or regulations pertaining to such laws, including but not limited to, the U.S. Securities and Exchange Commission; or (e) to auditors or accountants for the Parties having a need to review such information; or (f) to legal counsel representing the Party. In the case of (c), however, the Parties agree they will not disclose the terms of this settlement nor a copy of this Agreement without providing written notice of the request for same to all Parties so that any Party may object to the disclosure of the information sought or the production of the Agreement and have a reasonable opportunity to seek appropriate relief from a court of competent jurisdiction.
4. RELEASE.
     4.1 Except for the rights and obligations created by this Agreement, in consideration for the commitment of Targus and Comarco to the various arrangements described in this Agreement, and in lieu of other benefits, Mobility, Xtend, iGo and Hipro, on behalf of themselves and their respective heirs, executors, successors, assigns, and agents, (the “Mobility Parties”) irrevocably and unconditionally release and discharge (i) Targus and Comarco; (ii) their respective past, present and future owners, shareholders, parents, subsidiaries, successors, assigns, divisions, units, officers, directors, employees, agents, attorneys, and representatives; (iii) their respective past, present and future vendors, suppliers, manufacturers, distributors, customers, and end users; and (iv) and any other entity associated in any way with the making, assembly, using, distribution, maintenance, selling, offering for sale, repair, reconstruction, and/or importing of any products, from and against any and all claims, counterclaims, demands, causes of action, damages, losses, debts, obligations, suits, costs, expenses, fees (including, but not limited to, attorneys’ fees and expert witness fees), and liabilities of any kind whatsoever, upon any legal or equitable theory of any jurisdiction, whether contractual, tortious, common law, statutory, federal, state, local, or otherwise, in the United States and throughout the world, whether known or unknown, which they have or may have had since the beginning of time, arising out of or relating to the Mobility Patents, or any facts, events or conduct that was actually alleged, or that may have been alleged, in the Litigation including, but not limited to, the alleged infringement of any claim in the Mobility Patents. This release does not release any third parties for their conduct that is unrelated to Targus or Comarco or to products made by or for, sold or offered for sale by Targus or Comarco. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall effect a release by the Mobility Parties of Targus for any claims any Mobility Party may have or hereafter have against Targus which claims do not arise out of the Comarco Patents (including, without limitation, any such claims arising out of the Private Label and Manufacturing Agreement between Targus and Electronic Accessory Specialists International, Inc. (dba Mobility Electronics) dated May 11, 1998).
     4.2 Except for the rights and obligations created by this Agreement, in consideration for the commitment of Mobility, Xtend, iGo and Hipro to the various arrangements described in this Agreement, and in lieu of other benefits, Targus and Comarco, on behalf of themselves and their respective heirs, executors, successors, assigns, and agents, irrevocably and unconditionally release and discharge (i) Mobility, Xtend, iGo and Hipro; (ii) their respective past, present and future owners, shareholders, parents, subsidiaries, successors, assigns, divisions, units, officers, directors, employees, agents, attorneys, and representatives; (iii) their respective past, present and future vendors, suppliers, manufacturers, distributors, customers, and end users; and (iv) and any other entity associated in any way with the making, assembly, using, distribution, maintenance, selling, offering for sale, repair, reconstruction, and/or importing of any products, from and against any and all claims, counterclaims, demands, causes of action, damages, losses, debts, obligations, suits, costs, expenses, fees (including, but not limited to, attorneys’ fees and expert witness fees), and liabilities of any kind whatsoever, upon any legal or equitable theory of any jurisdiction, whether contractual, tortious, common law, statutory, federal, state, local, or otherwise, in the United States and throughout the world, whether known or unknown, which they have or may have had since the beginning of time, arising out of or relating to the Comarco Patents, or any facts, events or conduct that was actually alleged, or that may have been alleged, in the Litigation including, but not limited to, the alleged infringement of any claim in the Comarco Patents. This release does not release any third parties for their conduct that is unrelated to Mobility, Xtend, iGo and Hipro or to products made by or for, sold or offered for sale by Mobility, Xtend, iGo and Hipro. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall effect a release by Targus of any Mobility Party for any claims Targus may have or hereafter have against the Mobility Parties which claims do not arise out of the Comarco Patents (including, without limitation, any such claims arising out of the Private Label and Manufacturing Agreement between Targus and Electronic Accessory Specialists International, Inc. (dba Mobility Electronics) dated May 11, 1998).
     4.3 If any person or entity that is not a signatory to this Agreement but is otherwise a beneficiary of a release set forth in Section 4.1 or 4.2 above (a “Beneficiary”) files a lawsuit against the person or entity (including a signatory hereto) that gave the release to such Beneficiary (the “Releasing Party”) asserting a claim against the Releasing Party that has been released as against the Releasing Party in Section 4.1 or 4.2 above (as the case may be), then the release by such Releasing Party set forth in Section 4.1 or 4.2 (as the case may be) shall be null and void and of no further force or effect as to, and only as to, such Beneficiary unless the Beneficiary dismisses the asserted claim from the lawsuit within thirty (30) days of the Beneficiary and all other Parties to this Agreement receiving written notice from the Releasing Party that the claim asserted by the Beneficiary has been released and demanding that the claim be dismissed.
     4.4 The Parties acknowledge that they understand the significance and potential consequences of their releases of unknown claims. The Parties intend that the claims released by them under this Agreement be construed as broadly as possible and agree that they waive and relinquish all rights and benefits they may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law of any other jurisdiction. Section 1542 reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     4.5 Notwithstanding Sections 3.4 or 4.2 or any other provision of this Agreement, this Agreement shall have no effect on any other agreements or contracts between Comarco and Targus.
5. DENIAL OF LIABILITY.
     The Parties further agree that liability for the claims which are the subject matter of the Litigation has been expressly denied by all Parties and that this Agreement shall not be construed, and is not intended to be construed, by the Parties as an admission of liability. This Agreement is a compromise, resolution and settlement of the claims released above in Article 4, which are disputed, in order to avoid the uncertainty, time, trouble and expense of litigation. No promise or inducement has been offered except as set forth herein. This Agreement is executed without reliance upon any oral, written, express or implied representations, statements, promises, warranties or other inducement of any nature or sort made by any person or party hereto other than as is expressly set forth herein.
6. OWNERSHIP AND AUTHORITY.
     The Parties separately represent and warrant that each (i) is the sole owner of each and every claim, cause of action, right and chose in action compromised, settled, or released pursuant to this Agreement and it has not previously assigned, sold, transferred, conveyed, or encumbered same; and (ii) has the full right, power and authority to enter into and execute this Agreement. Mobility further represents and warrants that no third party, including without limitation any prior owner of rights in the 211 Patent and the 274 patent, has any present rights in the 211 Patent or the 274 Patent, including without limitation, the right to sue for or otherwise assert a claim for infringement of the 211 Patent or the 274 Patent, or entitlement to any damages for alleged infringement, past, present, or future, of the 211 Patent or the 274 Patent. Comarco further represents and warrants that no third party, has any present rights in the 884 Patent, the 611 Patent and the 554 Patent, including without limitation, the right to sue for or otherwise assert a claim for infringement of the 884 Patent, the 611 Patent or the 554 Patent or entitlement to any damages for alleged infringement, past, present, or future, of the 884 Patent, the 611 Patent and the 554 Patent.
7. RESOLUTION OF THE LITIGATION.
     The Parties shall, through counsel, immediately execute an agreed order of dismissal with prejudice in the form attached hereto as Exhibit 1. The original order shall be promptly delivered to counsel for Mobility for submission to the Court for signature, entry and filing and may be accompanied by, as appropriate, an agreed motion to dismiss.
8. APPLICABLE LAW.
     This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Arizona.
9. OTHER PROVISIONS.

     9.1 It is further expressly agreed and understood that this document sets forth the entire consideration for this Agreement and that said consideration for this Agreement is contractual and not a mere recital. All agreements and understandings between the Parties are embodied and expressed herein. There are no unwritten oral agreements between the Parties.
     9.2 This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective heirs, executors, administrators, trustees, successors, assigns, and all Parties in privity with or claiming under them.
     9.3 This Agreement embodies, merges and integrates all prior and current agreements and understandings of the Parties with respect to the subject matter hereof, and may not be clarified, modified, changed or amended except in writing signed by each and every one of the signatories hereto or their other authorized representatives; provided, however, nothing in this Agreement is intended to, or shall be construed as, requiring Mobility to obtain consent from any Party other than Comarco with respect to clarifying, modifying, changing or amending the rights granted by Comarco to Mobility in Section 3.1, or requiring Comarco to obtain consent from any Party other than Mobility with respect to clarifying, modifying, changing or amending the rights granted by Mobility to Comarco in Section 3.2.
     9.4 All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of any other document or instrument referred to herein.
     9.5 The Parties acknowledge that they have had the opportunity to obtain, and have obtained, advice on the terms of this Agreement from independent legal counsel retained to represent them in this matter. None of the Parties has relied upon any representation by the other Parties in executing this Agreement. Each of the Parties has conducted its own analysis regarding and due diligence concerning this Agreement. Each Party hereto agrees that any omissions to state facts concerning the matters covered by this Agreement are of no consequence in the determination to execute this Agreement. Although one Party or the other may have prepared certain of the language in this Agreement, this Agreement is the product of arms-length negotiations between sophisticated Parties. Each Party hereto waives any rule of contract construction whereby an ambiguity would be construed against the drafting Party.
10. ASSIGNMENT.
     Comarco and Mobility may assign this Agreement in connection with a change in ownership, merger, acquisition, the sale or transfer of all or substantially all of their business or assets to which this Agreement relates, provided that the assigning Party (Comarco or Mobility as the case may be) pays the non-assigning Party (Comarco or Mobility as the case may be) US$5,000,000.00 on or before the date the assignment is effective. Except for an assignment in accordance with the immediately preceding sentence, this Agreement or any right or obligation hereunder is not assignable, whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, or substantially all of any part of a Party’s business or assets or otherwise, either voluntarily, by operation of law, or otherwise. Any purported assignment of this Agreement in violation of this Section 10 shall be null and void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Nothing in this Agreement is intended to, or shall be construed as, requiring Mobility to obtain consent from any Party with respect to any assignment or grant of any license to or rights in the Mobility Patents, or requiring Comarco to obtain consent from any Party with respect to any assignment or grant of any license to or rights in the Comarco Patents.
11. COUNTERPARTS.
     This Agreement may be executed in counterparts or with detachable signature pages and shall constitute one agreement, binding upon all Parties thereto as if all Parties signed the same document.
12. HEADINGS.
     The headings used in this Agreement are intended solely for the convenience of reference, and should not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions of this Agreement.

13. CONTACT INFORMATION.
     The Parties agree that if notice is required to be served for any reason under this Agreement, such notice shall be sent, in writing, via certified mail and telecopy to the person(s) listed below:
For Mobility, Xtend and iGo:
Charles R. Mollo
President & CEO
Mobility, Electronics, Inc.
17800 N. Perimeter Dr., Suite 200
Scottsdale, Arizona 85255
Telephone: (602) 351-8000
Fax: (480) 596-0349
With a copy to:
Robert P. Latham
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Telephone: (214) 953-6000
Fax: (214) 953-5822
For Comarco:
Thomas Franza
2 Cromwell
Irvine, CA 92618
Telephone: (949) 599-7440
Fax: (949) 599-1415
With a copy to:
Evan Finkel
Pillsbury Winthrop LLP
725 South Figueroa Street
Suite 2800
Los Angeles, California 90017-5406
Telephone: (213) 488-7307
Fax: (213) 629-1033
For Targus:
Michael V. Ward
1211 N. Miller Street
Anaheim, CA 92806
With a copy to:
Kenneth B. Black
Stoel Rives LLP
One Utah Center
201 South Main Street, #1100
Salt Lake City, UT 84111
Telephone: (801) 578-6939
Fax: (801) 578-6999

For Hipro:
Mr. Brett Brewer
Mr. Paul Chuang c/o Brett Brewer
Hipro Electronics Inc.
2024 Centimeter Circle
Austin, Texas 78758
Telephone: (512) 833-6600
Fax: (512) 422-3775
With a copy to:
Robert P. Latham
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Telephone: (214) 953-6000
Fax: (214) 953-5822

MOBILITY ELECTRONICS, INC.
By: /s/ Charles R. Mollo
Typed Name: Charles R. Mollo
Title: President & CEO

TARGUS GROUP INTERNATIONAL, INC.
By: /s/ John H. McAlpine
Typed Name: John H. McAlpine
Title: EVP & CFO

COMARCO, INC.
By: /s/ Tom Franza
Typed Name: Tom Franza
Title: President and CEO

COMARCO WIRELESS TECHNOLOGIES, INC.
By: /s/ Tom Franza
Typed Name: Tom Franza
Title: President and CEO

XTEND MICRO PRODUCTS, INC.
By: /s/ Charles R. Mollo
Typed Name: Charles R. Mollo
Title: President

IGO CORPORATION
By: /s/ Charles R. Mollo
Typed Name: Charles R. Mollo
Title: CEO

IGO DIRECT CORPORATION
By: /s/ Charles R. Mollo
Typed Name: Charles R. Mollo
Title: CEO

HIPRO ELECTRONICS COMPANY, LTD.
By: /s/ Frank Jih
Typed Name: Frank Jih
Title: Vice President